Exhibit 4.2

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2023, by and among (i) GX Acquisition Corp. II, a Delaware corporation (the “SPAC”), (ii) NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia (the “Company”), (iii) Continental Stock Transfer & Trust Company, a New York corporation, as the existing Warrant Agent (as defined in the Warrant Agreement) (“Continental”), and (iv) Computershare Inc., a Delaware corporation (“Computershare Inc.”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, (“Trust Company,” and together with Computershare Inc., “Computershare”), as the successor Warrant Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, SPAC and Continental are parties to that certain Warrant Agreement, dated as of March 17, 2021 (as amended, including without limitation by this Agreement, the “Warrant Agreement”), pursuant to which Continental agreed to act as the SPAC’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase ordinary shares of the SPAC issued in SPAC’s initial public offering (“Offering”) (the “Public Warrants”), (ii) warrants to purchase ordinary shares underlying the units of SPAC acquired by GX Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), in a private placement concurrent with the Offering (the “Private Placement Warrants”), and (iii) warrants to purchase ordinary shares issuable to the Sponsor or an affiliate of the Sponsor or certain executive officers and directors of SPAC upon conversion of up to $1,500,000 of working capital loans (the “Working Capital Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”);

WHEREAS, on May 26, 2022, (i) SPAC, (ii) the Company, and (iii) Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated thereby, among other matters and subject to the terms and conditions thereof, (a) Merger Sub will merge with and into SPAC, with SPAC surviving the merger (the “First Merger”); (b) all Class A shares in SPAC that are held by shareholders who have not elected to exercise their redemption rights in connection with the transactions contemplated by the Business Combination Agreement and the ancillary agreements related thereto shall be converted into shares of Class A common stock in SPAC (such shares, the “First Merger Class A Shares”), as the surviving company in the First Merger, (c) the Company will purchase all First Merger Class A Shares in exchange for common shares, no par value, of the Company (“Company Common Shares”) (the “Exchange”), (d) the Company will assume the Warrant Agreement and each Warrant that was issued and outstanding immediately prior to the effective time of the Exchange (the “Effective Time”) will be converted into a warrant to acquire Company Common Shares (a “Company Warrant”), (e) all of the First Merger Class A Shares will be contributed by the Company to 0896800 B.C. Ltd., a company organized under the laws of the Province of British Columbia and a direct, wholly owned subsidiary of the Company (“Intermediate Holdco”), in exchange for additional shares of Intermediate Holdco, resulting in SPAC becoming a direct subsidiary of Intermediate Holdco, (f) Elk Creek Resources Corporation, a Nebraska corporation and a direct, wholly owned subsidiary of Intermediate Holdco, will merge with and into SPAC, with SPAC surviving the merger as a direct subsidiary of Intermediate Holdco (the “Second Merger” and, together with the First Merger, the “Mergers”), and (g) following the effective time of the Second Merger, each of the Company and SPAC, as the surviving company of the Second Merger, will effectuate a reverse stock split with the ratio to be mutually agreed by the parties;

WHEREAS, upon consummation of the Mergers, as provided in the Business Combination Agreement and Section 4.4 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for Class A Shares (as defined in the Business Combination Agreement) but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for Company Common Shares;

WHEREAS, the Company Common Shares constitute an Alternative Issuance as defined in said Section 4.4 of the Warrant Agreement;

WHEREAS, effective as of the Effective Time, the Company wishes to appoint Computershare to serve as successor Warrant Agent under the Warrant Agreement; and in furtherance of the foregoing the Company has waived, the requirement in Section 8.2.1 of the Warrant Agreement that the successor Warrant Agent be a New York corporation with its principal office in the Borough of Manhattan, City and State of New York;

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all its rights, interests and obligations as Warrant Agent under the Warrant Agreement, as hereby amended, to Computershare, Computershare wishes to assume all of such rights, interests and obligations, and the Company wishes to approve such assignment and assumption;

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement);

WHEREAS, in connection with the Mergers, SPAC desires to assign all of its right, title and interest in the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement; and

WHEREAS, Section 9.8 of the Warrant Agreement provides, among other things, that SPAC and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holder (i) for the purpose of adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.              Assignment and Assumption; Consent.

(a)           Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement.

(b)           Consent. Continental hereby consents to the assignment of the Warrant Agreement and the Warrants by SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement pursuant to Section 1(a) hereof effective as of the Effective Time, the assumption of the Warrant Agreement and Warrants by the Company from SPAC pursuant to Section 1(a) hereof effective as of the Effective Time, and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2.             Appointment of Successor Warrant Agent. The Company hereby appoints Computershare to serve as successor Warrant Agent under the Warrant Agreement and Continental hereby assigns, and Computershare hereby agrees to accept and assume, effective as of the Effective Time, all of Continental’s rights, interests and obligations in, and under the Warrant Agreement and Warrants, as Warrant Agent; provided, that, Computershare shall not assume any of Continental’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising prior to the Effective Time.

3.             Amendments to Warrant Agreement. The Company and the Warrant Agent hereto hereby agree to the following amendments to the Warrant Agreement, as provided in this Section 3, effective as of the Effective Time. The Company acknowledges and agrees that the amendments to the Warrant Agreement set forth in this Section 3 (i) are necessary and desirable and do not adversely affect the rights of the Registered Holders under the Warrant Agreement in any material respect and (ii) are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Warrant Agreement:

(a)           Preamble and References to the “Company, the “Warrant Agent” and the “Transfer Agent”. The preamble of the Warrant Agreement is hereby amended by (i) deleting “GX Acquisition Corp. II, a Delaware corporation” and replacing it with “NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia” and (ii) deleting “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare Inc.”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company” and, together with Computershare Inc., in such capacity as warrant agent, the “Warrant Agent”).” As a result thereof, (x) all references to the “Company” in the Warrant Agreement (including all exhibits thereto) shall be amended such that they refer to the Company rather than SPAC, (y) unless the context otherwise requires, all references to the “Warrant Agent” in the Warrant Agreement (including all exhibits thereto) shall be amended such that they refer to Computershare rather than Continental and (z) all references to “Transfer Agent” in the Warrant Agreement (including all exhibits thereto) shall be amended such that they refer to Computershare Investor Services Inc., a corporation incorporated under the laws of Canada, as transfer agent for the Company Common Shares, rather than Continental.

(b)           Recitals. The recitals on page one of the Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, GX Acquisition Corp. II (“GX”) consummated an initial public offering (the “Offering”) of units of GX’s equity securities, each such unit comprised of one share of GX Class A common stock, par value $0.0001 per share (the “GX Common Stock”), and one-third of one redeemable Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 10,000,000 warrants to public investors in the Offering (the “Public Warrants”); and

WHEREAS, on March 17, 2021, GX entered into that certain Private Placement Warrants Purchase Agreement with GS Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 5,666,667 warrants simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant; and

WHEREAS, in order to finance GX’s transaction costs in connection with an intended initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving GX and one or more businesses, the Sponsor or an affiliate of the Sponsor or certain of GX’s executive officers and directors could, but were not obligated to, loan GX funds as GX required, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant (the “Working Capital Warrants”); and

WHEREAS, following consummation of the Offering, GX could issue additional warrants (“Post-IPO Warrants” and, collectively with the Private Placement Warrants, the Working Capital Warrants and the Public Warrants, the “GX Warrants”) in connection with, or following the consummation by the GX of, a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving GX and one or more businesses; and

WHEREAS, GX filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-253390 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the GX Common Stock included in the Units; and

WHEREAS, on September 25, 2022, (i) GX, (ii) the Company, and (iii) Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), entered into that certain Business Combination Agreement (as it may be amended after the date hereof, the “Business Combination Agreement”) and, as a result, each share of GX Common Stock shall be exchanged for the right to receive 11.1829212 common shares, no par value, of the Company (“Company Common Shares”) (the “Exchange”); and

WHEREAS, pursuant to the Business Combination Agreement and Section 4.4 of this Agreement, immediately after the First Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding GX Warrants will no longer be exercisable for GX Common Shares but instead will become exercisable (subject to the terms and conditions of this Agreement) for Company Common Shares (each a “Warrant” and, collectively, the “Warrants”); and

WHEREAS, on March 17, 2023, GX, the Company, Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement to provide for certain amendments to this Agreement, which took effect upon the First Merger Effective Time, (i) to provide for the delivery of an Alternative Issuance pursuant to Section 4.4 and (ii) that were considered necessary or desirable to deal with certain matters related to the Business Combination (as defined in the Business Combination Agreement), including the appointment of the Warrant Agent as successor warrant agent to Continental, and that the parties deemed shall not adversely affect the interest of the Registered Holders; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

(c)                 Effect of Countersignature. Section 2.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“2.2. Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by either manual or facsimile signature of an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrants, such Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.”

(d)                Detachability of Warrants. Section 2.4 of the Warrant Agreement is hereby deleted and replaced with the following: “[INTENTIONALLY OMITTED]”; provided, however, the defined term “Business Day” set forth therein shall be retained for all purposes of the Warrant Agreement (as amended hereby).

(e)                 Reference to Common Stock. All references to “Common Stock” in the Warrant Agreement (including all exhibits thereto) shall mean Company Common Shares.

(f)                  Reference to stockholders. All references to “stockholders” in the Warrant Agreement (including all exhibits thereto) shall be deleted and replaced with references to “shareholders”.

(g)                Reference to Business Combination. All references to “Business Combination” in the Warrant Agreement (including all exhibits thereto) shall be references to the transactions contemplated by the

Business Combination Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Warrant Agreement (including all exhibits thereto) shall be references to the closing of the transactions contemplated by the Business Combination Agreement.

(h)                Warrant Certificate. Exhibit A to the Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

(i)                  Cashless Exercise. A new subsection 3.3.6 is hereby inserted in the Warrant Agreement as follows:

“3.3.6. Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Company Common Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the number of Company Common Shares to be issued on such exercise is accurate.”

(j)                  Cost Basis. A new subsection 3.3.7 is hereby inserted in the Warrant Agreement as follows:

“3.3.7. Cost Basis.

(a) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

(b) In the event of a cashless exercise, the Company shall provide cost basis for shares issued pursuant to a cashless exercise at the time the Company confirms the number of Company Common Shares issuable in connection with the cashless exercise to the Warrant Agent pursuant to Section 3.3.1 hereof.”

(k)                Notices of Changes in Warrants. Section 4.5 of the Warrant Agreement is hereby amended to add the following immediately after the first full sentence thereof:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice. The Company shall also provide to the Warrant Agent any new or amended exercise terms.”

(l)                  Form of Warrant. Section 4.7 of the Warrant Agreement is hereby amended by deleting in its entirety “provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed” and replacing it with the following “provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof or, without the Warrant Agent’s prior written consent, the rights, duties, obligations or immunities of the Warrant Agent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.”

(m)               Registration of Transfer. Section 5.1 of the of the Warrant Agreement is hereby amended by:

i.	deleting the first full sentence thereof and replacing it with the following: “5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed (which may include any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the

Securities Transfer Association) and accompanied by appropriate instructions for transfer.”; and

ii.	adding the following immediately after the last full sentence thereof: “The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.”

(n)                Lost, Stolen, Mutilated, or Destroyed Warrants. Section 7.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which may include the receipt by the Warrant Agent of an open penalty surety bond satisfactory to it and holding it and the Company harmless, absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser, and which shall, in the case of a mutilated Warrant, include the surrender thereof) issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.”

(o)                Reservation of Company Common Shares. Section 7.3 of the Warrant Agreement is hereby amended by adding the following immediately after the first full sentence thereof:

“The Company shall provide an opinion of counsel prior to the effective time of the Exchange to set up a reserve of warrants and related Company Common Shares, substantially to the effect that all Warrants or Company Common Shares, as applicable:

(i)	were offered, sold or issued as part of an offering that was registered in compliance with the Securities Act of 1933, as amended (the “1933 Act”), or pursuant to an exemption from the registration requirements of the 1933 Act; and

(ii)	are validly issued, fully paid and non-assessable.”

(p)                Appointment of Successor Warrant Agent. Subsection 8.2.1 of the Warrant Agreement is hereby amended by:

i.	deleting “sixty (60)” in the first full sentence thereof and replacing it with “thirty (30)”;
ii.	deleting “shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York” and replacing it with “shall be a corporation or other entity organized and existing under the laws of the United States of America, or any state thereof, in good standing and having its principal office in the United States of America”; and
iii.	by inserting “; provided that, such predecessor Warrant Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.” at the end of the last full sentence thereof.

(q)                Merger or Consolidation of Warrant Agent. Subsection 8.2.3 of the Warrant Agreement is amended to delete all references to “corporation” and replace them with “entity”.

(r)                  Remuneration. Subsection 8.3.1 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

(s)                 Reliance on Company Statement. Subsection 8.4.1 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Co-Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Co-Chairman of the Board of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reasonable reliance upon such certificate. The Warrant Agent shall not be held to have notice of any change of authority of any authorized officer, until receipt of written notice thereof from Company.”

(t)                  Indemnity. Subsection 8.4.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.4.2. Indemnity. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liability, loss, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense that is paid, incurred or to which it becomes subject, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything to the contrary herein, any liability of the Warrant Agent under this Agreement shall be limited to the amount of fees (but not including any reimbursed costs) paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought; provided, that, such liability cap shall not apply to any claims by Registered Holders that arise out of the gross negligence, bad faith or willful misconduct of the Warrant Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).”

(u)                Liability of the Warrant Agent. Section 8.4 of the Warrant Agreement is amended to insert the following new subsections:

“8.4.4. Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion in the absence of Warrant Agent’s bad faith, fraud, gross negligence or willful misconduct (each as must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.4.5. Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.4.6. No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of the Warrant or any adjustment required under this Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and non-assessable.

8.4.7. Freedom to Trade in Company Securities. Subject to applicable laws, including U.S. securities laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, director, officer or employee of the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.4.8. No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it shall reasonably believe in the absence of bad faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.4.9. No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.4.10. Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent shall seek clarification. If such clarification is not provided within a reasonable amount of time, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.4.11. Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.4.12. Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.4.13. Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.4.14. Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, punitive, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages. For the avoidance of doubt, nothing in this Section 8.4.14 affects the rights of the Registered Holders.”

(v)                Acceptance of Agency. Section 8.5 of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the subscription for Company Common Shares through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Company Common Shares. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Company Common Shares with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Company Common Shares or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

(w)	Survival. Section 8 of the Warrant Agreement shall have a new section inserted as follows:

“8.7. Survival. The provisions of this Section 8 shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrants.”

(x)                Notices. Section 9.2 of the Warrant Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:”

Section 9.2 of the Warrant Agreement is hereby further amended to delete the addresses of the Company and the Warrant Agent for notices under the Warrant Agreement and instead add the following addresses for notices to the Company or the Warrant Agent:

If to the Company:

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, CO 80112
Attention: Mark Smith and Neal Shah

Email: msmith@niocorp.com and nshah@niocorp.com

with a copy (which will not constitute notice) to:

Jones Day
250 Vesey Street

New York, NY 10281
Attention: Joel May and Andrew Thomas

Email: jtmay@jonesday.com and acthomas@jonesday.com

and

Blake, Cassels & Graydon LLP
2600 – 595 Burrard Street
Vancouver, BC V7X 1L3
Attention: Kyle Misewich
Email: kyle.misewich@blakes.com

If to the Warrant Agent:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royal Street

Canton, MA 02021

Attn: Client Services

(y)                Examination of the Warrant Agreement. Section 9.5 of the Warrant Agreement is hereby amended by deleting “in the Borough of Manhattan, City and State of New York”.

(z)                 Counterparts. Section 9.6 of the Warrant Agreement is hereby amended by adding the following immediately after the last full sentence thereof:

“A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.”

(aa)              Amendments. Section 9.8 of the Warrant Agreement is hereby amended by adding the following immediately after the last full sentence thereof:

“As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but is not obligated to, execute any amendment, supplement or waiver that affects the Warrant Agent’s own rights, duties or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.”

(bb)             Severability. Section 9.9 of the Warrant Agreement is hereby amended by deleting the first full sentence thereof in its entirety and replacing it with the following:

“This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof; provided, however, that if such prohibited and invalid provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”

(cc)              Miscellaneous Provisions. Section 9 of the Warrant Agreement is hereby amended by inserting the following new sections:

“9.10. Bank Accounts; Delivery of Exercise Price. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement,

Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

9.11. Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in a fee schedule to be mutually agreed upon, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

9.12. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, pandemics, epidemics, shortage of supply, disruptions in public utilities, strikes and lock-outs, war or civil unrest.

9.13. Entire Agreement. This Agreement, together with the Warrants, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, the express terms of this Agreement control and supersede any provision in the Warrants concerning the rights, duties, obligations, protections, immunities and liability of the Warrant Agent.”

4.              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

5.              Successors and Assigns. All covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

6.              Entire Agreement. This Agreement and the Warrant Agreement, as hereby amended, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

7.              Miscellaneous. Except as expressly provided in this Agreement, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Agreement (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Agreement shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including, without limitation, Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC:

GX ACQUISITION CORP. II

By:	/s/ Jay R. Bloom
Name:	Jay R. Bloom
Title:	Co-Chairman and Co-Chief Executive

The Company:

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Neal Shah
Name:	Neal Shah
Title:	Chief Financial Officer

Existing Warrant Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President

Successor Warrant Agent:

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

NIOCORP DEVELOPMENTS LTD.

A company organized under the laws of the Province of British Columbia

CUSIP 654484153

Warrant Certificate

This warrant certificate (the “Warrant Certificate”) certifies that            , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and, each, a “Warrant”) to purchase common shares, no par value (“Common Shares”), of NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement (as defined below), to receive from the Company that number of fully paid and non-assessable Common Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for 11.1829212 fully paid and non-assessable Common Shares. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Common Share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the Warrant holder. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price is equal to $11.50 per 11.1829212 Common Shares. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and, to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

[Signature Page Follows]

NIOCORP DEVELOPMENTS LTD.

By:
Name:
Title:

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Common Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of March 17, 2021, as duly executed and delivered by GX Acquisition Corp. II (“SPAC”) to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent ( “Continental”), as amended by the Assignment, Assumption and Amendment Agreement, dated as of March 17, 2023, by and among SPAC, Continental, Computershare Inc., a Delaware corporation (“Computershare Inc.”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company” and, together with Computershare Inc., “Computershare”), as successor warrant agent (the “Warrant Agent”), and the Company (as amended, the “Warrant Agreement”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. Notwithstanding anything to the contrary in this Warrant Certificate, in the event of an inconsistency between the terms of this Warrant Certificate and the Warrant Agreement, the terms of this Warrant Certificate shall prevail; provided, however, that all provisions with respect to the rights, duties, obligations, protections, immunities and liability of the Warrant Agent shall be determined and interpreted solely by the provisions of the Warrant Agreement. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised, unless at the time of exercise, (i) a registration statement covering the Common Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Common Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that, upon the occurrence of certain events, the number of Common Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the Company shall, upon exercise, round down to the nearest whole number of Common Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive           Common Shares and herewith tenders payment for such Common Shares to the order of the Company in the amount of $             in accordance with the terms hereof. The undersigned requests that a certificate or book-entry position for such Common Shares be registered in the name of            , whose address is               and that such Common Shares be delivered to              whose address is             . If said number of Common Shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of          , whose address is            and that such Warrant Certificate be delivered to         , whose address is         .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of Common Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant, Working Capital Warrant or Post-IPO Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Common Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 7.4 of the Warrant Agreement, the number of Common Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Common Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Common Shares. If said number of Common Shares is less than all of the Common Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of           , whose address is        and that such Warrant Certificate be delivered to           , whose address is           .

[Signature Page Follows]

Date: , 20
(Signature)

(Address)

Signature Guaranteed:
(Tax Identification Number)

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).